Exhibit 99.2

January 27, 2021

Kennedy Wilson Announces Proposed $1.0 Billion Senior Notes Offering

BEVERLY HILLS, Calif.—(BUSINESS WIRE)—Kennedy Wilson, Inc. (“Kennedy Wilson”), a wholly owned subsidiary of global real estate investment company Kennedy-Wilson Holdings, Inc. (NYSE:KW), today announced its intention to offer, subject to market and other conditions, $1 billion aggregate principal amount of senior notes, consisting of senior notes due 2029 (the “2029 notes”) and senior notes due 2031 (the “2031 notes” and, together with the 2029 notes, the “notes”). The notes will be senior, unsecured obligations of Kennedy Wilson and will accrue interest payable semi-annually in arrears. The 2029 notes and 2031 notes will mature on March 1, 2029 and March 1, 2031, respectively, unless earlier repurchased or redeemed. The interest rate and other terms of the notes will be determined at the pricing of the offering.

Kennedy Wilson intends to use the net proceeds from the offering, together with cash on hand, to repurchase or redeem up to $1 billion aggregate principal amount of its outstanding 5.875% senior notes due 2024 (the “2024 notes”) pursuant to a tender offer that was separately announced by Kennedy Wilson today or pursuant to the indenture governing the 2024 notes, and to pay related transaction expenses. If the offering of notes is completed and less than $1 billion principal amount of the 2024 notes are duly tendered and purchased in the tender offer, then Kennedy Wilson intends to redeem an aggregate principal amount of 2024 notes that will cause the total principal amount of 2024 notes purchased in the tender offer or redeemed to be at least $1 billion.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering has been filed with the SEC and is available on its website at www.sec.gov.

BofA Securities, Inc., J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., U.S. Bancorp Investments, Inc., Fifth Third Securities, Inc. and Goldman Sachs & Co. LLC are acting as joint book-running managers, and BBVA Securities Inc. is acting as co-manager, in connection with the offering. Copies of the preliminary prospectus supplement and, when available, the final prospectus supplement, together with the accompanying prospectus, may be obtained from BofA Securities, Inc., by mail at NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or email at dg.prospectus_requests@bofa.com.

This news release is not an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the security laws of that state or other jurisdiction.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes, nor will there be any sale of the notes, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Kennedy Wilson

Kennedy Wilson (NYSE:KW) is a leading global real estate investment company. We own, operate, and invest in real estate through our balance sheet and through our investment management platform. We focus on multifamily and office properties located in the Western U.S., U.K., and Ireland.

KW-IR

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the completion, timing and size of the proposed offering, the intended use of the proceeds, including the completion of the tender offer and, if applicable, redemption of 2024 notes, and the terms of the notes being offered. Forward-looking statements represent Kennedy Wilson’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates and risks relating to Kennedy Wilson’s business, including those described in periodic reports that Kennedy Wilson files from time to time with the SEC. Kennedy Wilson may not consummate the proposed offering, tender offer or redemption described in this press release and, if the proposed offering, tender offer or redemption is consummated, cannot provide any assurances regarding the final terms of the notes or the amount, if any, and purchase price of 2024 notes repurchased or redeemed, or Kennedy Wilson’s ability to effectively apply the net proceeds from the proposed offering. The forward-looking statements included in this press release speak only as of the date of this press release, and Kennedy Wilson does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Contact Information

Daven Bhavsar, CFA

Vice President of Investor Relations

+1 (310) 887-3431

dbhavsar@kennedywilson.com

Source: Kennedy Wilson